UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G


                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. )(1)


                            SEA CONTAINERS LTD.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                           CLASS A COMMON SHARES
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 811371707
            ----------------------------------------------------
                               (CUSIP Number)

                               APRIL 24, 2006
            ----------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
                  |_|      Rule 13d-1(b)
                  |X|      Rule 13d-1(c)
                  |_|      Rule 13d-1(d)

(1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                SCHEDULE 13G
---------------------------                            -------------------------
CUSIP NO.    811371707                                 PAGE  2   OF  11  PAGES
---------------------------                            -------------------------

--------------------------------------------------------------------------------
       1     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  APPALOOSA INVESTMENT LIMITED PARTNERSHIP I
    -------- -------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
             INSTRUCTIONS)                                       (a)  |_|
                                                                 (b)  |_|

    -------- -------------------------------------------------------------------
       3     SEC USE ONLY
    -------- -------------------------------------------------------------------
       4     CITIZENSHIP OR PLACE OF ORGANIZATION
                  DELAWARE
    -------------------- ------- -----------------------------------------------
                           5     SOLE VOTING POWER

         NUMBER OF
                                      -0-
          SHARES
                         ------- -----------------------------------------------
                           6     SHARED VOTING POWER
       BENEFICIALLY
                                      1,577,680
         OWNED BY
                         ------- -----------------------------------------------
           EACH            7     SOLE DISPOSITIVE POWER

         REPORTING
                                      -0-
          PERSON
                         ------- -----------------------------------------------
                           8     SHARED DISPOSITIVE POWER
           WITH
                                      1,577,680
    -------- -------------------------------------------------------------------
       9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1,577,680
    -------- -------------------------------------------------------------------
      10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES (SEE INSTRUCTIONS)                                |_|

    -------- -------------------------------------------------------------------
      11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  6.0%
    -------- -------------------------------------------------------------------
      12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  PN
    -------- -------------------------------------------------------------------

                                SCHEDULE 13G
---------------------------                            -------------------------
CUSIP NO.    811371707                                 PAGE  3   OF  11  PAGES
---------------------------                            -------------------------

--------------------------------------------------------------------------------
       1     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  PALOMINO FUND LTD.
    -------- -------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
             INSTRUCTIONS)                                       (a)  |_|
                                                                 (b)  |_|

    -------- -------------------------------------------------------------------
       3     SEC USE ONLY
    -------- -------------------------------------------------------------------
       4     CITIZENSHIP OR PLACE OF ORGANIZATION
                  BRITISH VIRGIN ISLANDS
    -------------------- ------- -----------------------------------------------
                           5     SOLE VOTING POWER

         NUMBER OF
                                      -0-
          SHARES
                         ------- -----------------------------------------------
                           6     SHARED VOTING POWER
       BENEFICIALLY
                                      1,382,320
         OWNED BY
                         ------- -----------------------------------------------
           EACH            7     SOLE DISPOSITIVE POWER

         REPORTING
                                      -0-
          PERSON
                         ------- -----------------------------------------------
                           8     SHARED DISPOSITIVE POWER
           WITH
                                      1,382,320
    -------- -------------------------------------------------------------------
       9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1,382,320
    -------- -------------------------------------------------------------------
      10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES (SEE INSTRUCTIONS)                                |_|

    -------- -------------------------------------------------------------------
      11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  5.3%
    -------- -------------------------------------------------------------------
      12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  CO
    -------- -------------------------------------------------------------------

                                SCHEDULE 13G
---------------------------                            -------------------------
CUSIP NO.    811371707                                 PAGE  4   OF  11  PAGES
---------------------------                            -------------------------

--------------------------------------------------------------------------------
       1     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  APPALOOSA MANAGEMENT L.P.
    -------- -------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
             INSTRUCTIONS)                                       (a)  |_|
                                                                 (b)  |_|

    -------- -------------------------------------------------------------------
       3     SEC USE ONLY
    -------- -------------------------------------------------------------------
       4     CITIZENSHIP OR PLACE OF ORGANIZATION
                  DELAWARE
    -------------------- ------- -----------------------------------------------
                           5     SOLE VOTING POWER

         NUMBER OF
                                      -0-
          SHARES
                         ------- -----------------------------------------------
                           6     SHARED VOTING POWER
       BENEFICIALLY
                                      2,960,000
         OWNED BY
                         ------- -----------------------------------------------
           EACH            7     SOLE DISPOSITIVE POWER

         REPORTING
          PERSON                      -0-
                         ------- -----------------------------------------------
                           8     SHARED DISPOSITIVE POWER
           WITH
                                      2,960,000
    -------- -------------------------------------------------------------------
       9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  2,960,000
    -------- -------------------------------------------------------------------
      10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES (SEE INSTRUCTIONS)                                |_|
    -------- -------------------------------------------------------------------
      11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  11.3%
    -------- -------------------------------------------------------------------
      12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  PN
    -------- -------------------------------------------------------------------

                                SCHEDULE 13G
---------------------------                            -------------------------
CUSIP NO.    811371707                                 PAGE  5   OF  11  PAGES
---------------------------                            -------------------------

--------------------------------------------------------------------------------
       1     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  APPALOOSA PARTNERS INC.
    -------- -------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
             INSTRUCTIONS)                                       (a)  |_|
                                                                 (b)  |_|

    -------- -------------------------------------------------------------------
       3     SEC USE ONLY
    -------- -------------------------------------------------------------------
       4     CITIZENSHIP OR PLACE OF ORGANIZATION
                  DELAWARE
    -------------------- ------- -----------------------------------------------
                           5     SOLE VOTING POWER

         NUMBER OF
                                      -0-
          SHARES
                         ------- -----------------------------------------------
                           6     SHARED VOTING POWER
       BENEFICIALLY
                                      2,960,000
         OWNED BY
                         ------- -----------------------------------------------
           EACH            7     SOLE DISPOSITIVE POWER

         REPORTING
                                      -0-
          PERSON
                         ------- -----------------------------------------------
                           8     SHARED DISPOSITIVE POWER
           WITH
                                      2,960,000
    -------- -------------------------------------------------------------------
       9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  2,960,000
    -------- -------------------------------------------------------------------
      10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES (SEE INSTRUCTIONS)                                |_|

    -------- -------------------------------------------------------------------
      11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  11.3%
    -------- -------------------------------------------------------------------
      12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  CO
    -------- -------------------------------------------------------------------

                                SCHEDULE 13G
---------------------------                            -------------------------
CUSIP NO.    811371707                                 PAGE  6   OF  11  PAGES
---------------------------                            -------------------------

--------------------------------------------------------------------------------
       1     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  DAVID A. TEPPER
    -------- -------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
             INSTRUCTIONS)                                       (a)  |_|
                                                                 (b)  |_|

    -------- -------------------------------------------------------------------
       3     SEC USE ONLY
    -------- -------------------------------------------------------------------
       4     CITIZENSHIP OR PLACE OF ORGANIZATION
                  UNITED STATES
    -------------------- ------- -----------------------------------------------
                           5     SOLE VOTING POWER

         NUMBER OF
                                      -0-
          SHARES
                         ------- -----------------------------------------------
                           6     SHARED VOTING POWER
       BENEFICIALLY
                                      2,960,000
         OWNED BY
                         ------- -----------------------------------------------
           EACH            7     SOLE DISPOSITIVE POWER

         REPORTING
                                      -0-
          PERSON
                         ------- -----------------------------------------------
                           8     SHARED DISPOSITIVE POWER
           WITH
                                      2,960,000
    -------- -------------------------------------------------------------------
       9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  2,960,000
    -------- -------------------------------------------------------------------
      10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES (SEE INSTRUCTIONS)                                |_|

    -------- -------------------------------------------------------------------
      11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  11.3%
    -------- -------------------------------------------------------------------
      12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  IN
    -------- -------------------------------------------------------------------

Item 1.

     (a)  NAME OF ISSUER:

              Sea Containers Ltd.

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              22 Victoria Street
              P.O. Box HM 1179
              Hamilton HMEX, Bermuda

Item 2.

     (a)  NAME OF PERSON FILING:

          This Statement is being filed by and on behalf of Appaloosa Investment Limited Partnership I ("AILP"), Palomino Fund Ltd. ("Palomino"), Appaloosa Management L.P. ("AMLP"), Appaloosa Partners Inc. ("API") and David A. Tepper ("Mr. Tepper" and, together with AILP, Palomino, AMLP and API, the "Reporting Persons"). Mr. Tepper is the sole stockholder and the President of API. API is the general partner of, and Mr. Tepper owns a majority of the limited partnership interests in, AMLP. AMLP is the general partner of AILP and acts as investment adviser to Palomino.

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          The business address of each of the Reporting Persons is c/o Appaloosa Management L.P., 26 Main Street, Chatham, NJ 07928.

     (c)  CITIZENSHIP:

          AILP is a Delaware limited partnership. Palomino is a British Virgin Islands corporation. AMLP is a Delaware limited partnership. API is a Delaware corporation. Mr. Tepper is a citizen of the United States.

     (d)  TITLE OF CLASS OF SECURITIES:

          Class A common shares, par value $0.01 per share.

     (e)  CUSIP NUMBER: 811371707

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO ss.ss.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
               78c).

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [ ] An investment advisor in accordance with ss.240.13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Not applicable.

Item 4.        OWNERSHIP:

               The percentages set forth in this Item 4 are based on there being 26,145,152 Class A common shares outstanding as of October 31, 2005 as disclosed in Sea Containers Ltd.'s Form 10-Q filed on November 9, 2005 for the quarterly period ended September 30, 2005.
     AILP
     ----

     (a)  AMOUNT BENEFICIALLY OWNED (As of May 2, 2006): 1,577,680

     (b)  PERCENT OF CLASS: 6.0%

     (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

          (i)   sole power to vote or to direct the vote: -0-

          (ii)  shared power to vote or to direct the vote: 1,577,680

          (iii) sole power to dispose or to direct the disposition of: -0-

          (iv)  shared power to dispose or to direct the disposition of:
                1,577,680

     Palomino
     --------

     (a)  AMOUNT BENEFICIALLY OWNED (As of May 2, 2006): 1,382,320

     (b)  PERCENT OF CLASS: 5.3%

     (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

          (i)   sole power to vote or to direct the vote: -0-

          (ii)  shared power to vote or to direct the vote: 1,382,320

          (iii) sole power to dispose or to direct the disposition of: -0-

          (iv)  shared power to dispose or to direct the disposition of:
                1,382,320

     AMLP
     ----

     (a)  AMOUNT BENEFICIALLY OWNED (As of May 2, 2006): 2,960,000

     (b)  PERCENT OF CLASS: 11.3%

     (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

          (i)   sole power to vote or to direct the vote: -0-

          (ii)  shared power to vote or to direct the vote: 2,960,000

          (iii) sole power to dispose or to direct the disposition of: -0-

          (iv)  shared power to dispose or to direct the disposition of:
                2,960,000

     API
     ---

     (a)  AMOUNT BENEFICIALLY OWNED (As of May 2, 2006): 2,960,000

     (b)  PERCENT OF CLASS: 11.3%

     (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

          (i)   sole power to vote or to direct the vote: -0-

          (ii)  shared power to vote or to direct the vote: 2,960,000

          (iii) sole power to dispose or to direct the disposition of: -0-

          (iv)  shared power to dispose or to direct the disposition of:
                2,960,000

     David A. Tepper
     ---------------

     (a)  AMOUNT BENEFICIALLY OWNED (As of May 2, 2006): 2,960,000

     (b)  PERCENT OF CLASS: 11.3%

     (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

          (i)   sole power to vote or to direct the vote: -0-

          (ii)  shared power to vote or to direct the vote: 2,960,000

          (iii) sole power to dispose or to direct the disposition of: -0-

          (iv)  shared power to dispose or to direct the disposition of:
                2,960,000


Item 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|

Item 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

               Not applicable.

Item 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not applicable.

Item 9.        NOTICE OF DISSOLUTION OF GROUP:

               Not applicable.

Item 10.       CERTIFICATION:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  May 2, 2006

                                      APPALOOSA INVESTMENT LIMITED PARTNERSHIP I

                                      By:  APPALOOSA MANAGEMENT L.P.,
                                           Its General Partner

                                           By:  APPALOOSA PARTNERS INC.,
                                                Its General Partner

                                                By:  /s/   David A. Tepper
                                                    -------------------------
                                                    Name:  David A. Tepper
                                                    Title: President

                                      PALOMINO FUND LTD.

                                      By:  APPALOOSA MANAGEMENT L.P.,
                                           Its Investment Adviser

                                           By:  APPALOOSA PARTNERS INC.,
                                                Its General Partner

                                                By:  /s/    David A. Tepper
                                                     ------------------------
                                                     Name:  David A. Tepper
                                                     Title: President

                                      APPALOOSA MANAGEMENT L.P.

                                      By:  APPALOOSA PARTNERS INC.,
                                           Its General Partner

                                           By:  /s/   David A. Tepper
                                               ------------------------------
                                               Name:  David A. Tepper
                                               Title: President


                                      APPALOOSA PARTNERS INC.

                                      By:  /s/    David A. Tepper
                                           ----------------------------------
                                           Name:  David A. Tepper
                                           Title: President


                                      /s/ David A. Tepper
                                      ---------------------------------------
                                      David A. Tepper

                                 EXHIBIT A
                                 ---------

                           JOINT FILING AGREEMENT
                           ----------------------

The undersigned agree that the foregoing Statement on Schedule 13G (including any and all amendments thereto) is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k) under the Act and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

Dated:   May 2, 2006
                                      APPALOOSA INVESTMENT LIMITED PARTNERSHIP I

                                      By:  APPALOOSA MANAGEMENT L.P.,
                                           Its General Partner

                                           By:  APPALOOSA PARTNERS INC.,
                                                Its General Partner

                                                By:  /s/   David A. Tepper
                                                    -------------------------
                                                    Name:  David A. Tepper
                                                    Title: President

                                      PALOMINO FUND LTD.

                                      By:  APPALOOSA MANAGEMENT L.P.,
                                           Its Investment Adviser

                                           By:  APPALOOSA PARTNERS INC.,
                                                Its General Partner

                                                By:  /s/    David A. Tepper
                                                     ------------------------
                                                     Name:  David A. Tepper
                                                     Title: President

                                      APPALOOSA MANAGEMENT L.P.

                                      By:  APPALOOSA PARTNERS INC.,
                                           Its General Partner

                                           By:  /s/   David A. Tepper
                                               ------------------------------
                                               Name:  David A. Tepper
                                               Title: President


                                      APPALOOSA PARTNERS INC.

                                      By:  /s/    David A. Tepper
                                           ----------------------------------
                                           Name:  David A. Tepper
                                           Title: President


                                      /s/ David A. Tepper
                                      ---------------------------------------
                                      David A. Tepper